Exhibit 99.1

Nuance Appoints Robert Dahdah as Executive Vice President and Chief Revenue Officer

BURLINGTON, Mass., April 8, 2019 – Nuance Communications, Inc. (NASDAQ: NUAN), a leading provider of conversational AI and ambient intelligence solutions, today announced that it has appointed Robert Dahdah as Executive Vice President and Chief Revenue Officer. Mr. Dahdah joins the team from Benefitfocus, a SaaS-based benefits platform provider, where he served as Executive Vice President of Global Sales. He will be responsible for leading Nuance’s global sales organization, executing the company’s go-to-market strategy, and accelerating pipeline growth across the company’s key vertical markets.

“We are incredibly excited to have Rob join our Nuance leadership team and unify our global sales organization,” said Mark Benjamin, CEO of Nuance. “He has deep expertise in building a culture of sales, and his unwavering focus on creating an exceptional customer experience has resulted in a proven track-record of driving pipeline, expanding into international markets, and accelerating growth.”

Mr. Dahdah brings nearly 30 years’ experience in leading large, global sales teams at publicly-traded companies and overseeing the complete sales cycle, including all operations, pipeline development, onboarding, quota planning, sales enablement, and implementation integration. Additionally, he has deep expertise in successfully developing and executing scalable models for international expansion in EMEA, LATAM, and APAC markets.

“I couldn’t be more excited to be joining Nuance right now,” said Rob Dahdah, Executive Vice President and Chief Revenue Officer. “The company is developing market-leading conversational AI technologies that generate real ROI for customers and that are shaping the future of our industries. I look forward to enhancing our customer experience and increasing our market penetration as we accelerate growth.”

Over the course of his career, Mr. Dahdah has held a number of distinguished leadership roles of increasing responsibility, including serving as Senior Vice President of Global Sales at Verizon Connect, Senior Vice President of Global Sales at FIS, and Senior Vice President of Global Sales for ADP’s $1.5B international business, where he oversaw a team of 800 sales professionals spanning more than 100 countries across EMEA, Asia Pacific, and Latin America.

Mr. Dahdah holds a Bachelor of Science degree from Syracuse University. He will be based in Nuance’s Burlington, Massachusetts headquarters.

© 2017 Nuance Communications, Inc. All rights reserved.

About Nuance Communications, Inc.

Nuance Communications, Inc. (NASDAQ: NUAN) is the pioneer and leader in conversational AI innovations that bring intelligence to everyday work and life. The company delivers solutions that can understand, analyze and respond to human language to increase productivity and amplify human intelligence. With decades of domain and artificial intelligence expertise, Nuance works with thousands of organizations – in global industries that include healthcare, telecommunications, automotive, financial services, and retail – to create stronger relationships and better experiences for their customers and workforce. For more information, please visit www.nuance.com.

Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

Contact Information

For Press

Richard Mack

Nuance Communications, Inc.

Tel: 781-565-5000

Email: richard.mack@nuance.com

For Investors

Tracy Krumme

Nuance Communications, Inc.

Tel: 781-565-5000

Email: tracy.krumme@nuance.com

© 2017 Nuance Communications, Inc. All rights reserved.